Exhibit 99
AUGUST 25, 2006
PRESS RELEASE
Cortland Bancorp announced that at its August 22, 2006 meeting, the board of directors declared a regular quarterly dividend of $0.22 per share. The dividend is payable to shareholders of record as of September 14, 2006. The date of distribution and payment of the dividend was set as October 2, 2006.
For the six months ended June 30, 2006, Cortland Bancorp earned $2.251 million representing a decrease of 5.8% over the $2.390 million earned during the six month period a year ago. Earnings per share registered $0.51 compared to last year’s first half earnings of $0.55 per share.
Core earnings, which excludes the gains on loans sold, investment securities sold or called and certain other non recurring items, also decreased during the six month period ended June 30, 2006 when compared to the same six month period of 2005. Core earnings for the first half of 2006 were $2.078 million compared to $2.169 a year ago.
Core earning’s per share for the six months ended June 30th were $0.47 in 2006 and $0.50 in 2005.
The Company noted that its net interest margin continues to be affected by the flat yield curve which is the difference between long and short term interest rates. Net interest margin registered at 3.7% through the six month period ended June 30, 2006. For the same six month period of 2005 the net interest margin registered at 3.9%. To mitigate the effect of the net interest margin pressures, the Company has continued its practice of cost containment of non interest related expenses, which increased by 1.6% year over year while assets increased by 4.8%. Also on a positive note, the Company reported an increase of 5.2% in its loan portfolio since December 31, 2005, which has primarily resulted from a marketing campaign designed to increase the Company’s market share for Commercial and Small Business Real Estate secured loans.
The Company is a financial holding company with $461 million in assets and is headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen community banking offices located in Trumbull, Mahoning, Portage and Ashtabula counties in northeastern Ohio.
The stock trades in the “over-the-counter market”, on the NASDAQ OTC BB under the symbol CLDB.